FOR IMMEDIATE RELEASE

American Realty Capital Properties Announces Agreement to Acquire Red Lobster Real Estate
In Approximate $1.5 Billion Sale-Leaseback Transaction

Acquisition Includes Over 500 Properties

Aggregate Acquisition to be Completed at a GAAP Cap Rate of 9.9% and a Cash Cap Rate of 7.9%

Transaction to Complete ARCP’s $3.0 Billion Acquisition Target for 2014 Well-Ahead of Schedule

New York, New York, May 16, 2014 - American Realty Capital Properties, Inc. (NASDAQ: ARCP) (“ARCP” or the “Company”) announced today its entry into an approximate $1.5 billion sale-leaseback transaction for over 500 Red Lobster restaurant properties. This transaction will be consummated in conjunction with Golden Gate Capital’s (“GGC”) acquisition of Red Lobster from Darden Restaurants, Inc. Red Lobster is the leading operator of seafood restaurants, with high-quality real estate located at main intersections in strong markets.

The transaction’s purchase price represents a GAAP cap rate of 9.9% and a cash cap rate of 7.9%. Approximately 93.5% of the $1.5 billion portfolio’s leases will be structured with a 25-year initial term and approximately 6.5% (constituting leasehold assets) will have a weighted average 18.7-year initial term. The portfolio master leases will also include 2% annual contractual rent escalations, providing built-in income growth. Through executing this transaction, ARCP will achieve its 2014 $3.0 billion acquisition target well-ahead of schedule.

Nicholas S. Schorsch, Chief Executive Officer and Executive Chairman of ARCP, said, “This transaction further demonstrates our team’s ability to execute on our investment strategy. As corporate America continues to sell its owned real estate, our team has shown its strength in seizing these opportunities, evidenced by this deal, and due largely to our inherent advantage as the largest net lease REIT.”

David S. Kay, President of ARCP, added, “As we have continued to discuss, our ability to transact large-scale sale-leaseback transactions like the Red Lobster transaction, demonstrates our competitive advantage in the marketplace. With strong financial metrics, built-in 2% annual rent growth and long-term lease commitments, this acquisition affords shareholders value and supports our future earnings growth. When consummated, the Red Lobster transaction will allow us to achieve the high end of our acquisition guidance which we set at $3.0 billion for the entire year of 2014. We previously promised acquisitions at cap rates north of 8% and have done so this year in small self-originated transactions; now, we have duplicated that effort on a large scale.”

Lisa E. Beeson, Chief Operating Officer of ARCP, commented, “The Red Lobster acquisition was made possible by the combined efforts of our restaurant and retail divisions. Both teams diligenced and underwrote this transaction in a thorough and thoughtful manner, all while doing so quickly and efficiently, ensuring that we secured this large-scale deal in a competitive process. Those efforts also afford long-term flexibility through an acquisition structure highlighted by multiple homogenous lease pools, supported by the protection of master leases. Further, we are excited by the partnership created with GGC in acquiring Red Lobster, an iconic restaurant operator. GGC is a San Francisco-based private investment firm with $12 billion of AUM and remains one of the most active investors in multi-unit consumer companies and casual dining restaurants, having acquired leading brands such as California Pizza Kitchen, Payless ShoeSource and Eddie Bauer. ”

“We are excited to be partnering with ARCP, a leading real estate operator, on this compelling transaction,” said Josh Cohen, Managing Director at GGC. “This deal represents our fourth transaction with ARCP and we look forward to continuing to work collaboratively with them going forward.”

The purchase agreements relating to the Red Lobster transaction contain customary representations and warranties by the sellers. The Company’s obligation to close the transactions contemplated by the purchase agreements remains subject to a number of conditions, including the consummation of GGC’s purchase of Red Lobster.

About the Company

ARCP is a self-managed publicly traded Maryland corporation listed on The NASDAQ Global Select Market, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about ARCP can be found on its website at www.arcpreit.com. ARCP may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Forward-Looking Statements

Information set forth herein (including information included or incorporated by reference herein) may contain “forward-looking statements” (as defined in Section 21E of the Securities Exchange Act of 1934, as amended), which reflect ARCP’s expectations regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements include, but are not limited to, the Company's plans, market and other expectations, objectives, intentions, and other statements that are not historical facts, and the Company’s ability to consummate the Red Lobster transaction as currently structured, including the number of properties expected to be acquired and the total investment therein, and realize the benefits therefrom, including challenges faced by the parties with whom we have contracted to consummate the Red Lobster transaction. Additional factors that may affect future results are contained in ARCP's filings with the SEC, which are available at the SEC's website at www.sec.gov. ARCP disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.

Contacts
Anthony J. DeFazio	Brian S. Block, CFO, Treasurer, Secretary and EVP
DDCworks	American Realty Capital Properties, Inc.
tdefazio@ddcworks.com	bblock@arcpreit.com
Ph: 484-342-3600	Ph: 212-415-6500